Exhibit 3.293

ARTICLES OF ASSOCIATION

OF

SHERIDAN HEALTHCARE OF NORTH TEXAS, P.A.

The undersigned natural person of the age of eighteen (18) years or more, being duly licensed under the laws of the State of Texas to render professional services as a doctor of medicine, hereby forms this professional association and adopts the following Articles of Association:

1. NAME AND ADDRESS. The name and address of the association shall be SHERIDAN HEALTHCARE OF NORTH TEXAS, P.A., 1613 North Harrison Parkway, Suite 200, Sunrise, Florida 33323.

2. DURATION AND CONTINUITY.

2.1 Duration. The period of duration is perpetual, subject to the provisions of Section 8 of the Texas Professional Act.

2.2 Continuity. The association shall continue as a separate entity independent of its members, for all purposes, for the period provided in these Articles of Association, or until dissolved by a vote of two-thirds of the members, and shall continue notwithstanding the death, insanity, incompetency, conviction for felony, resignation, withdrawal, transfer of membership, retirement, or expulsion of any one or more of the members (except the last surviving member), the admission or transfer of membership to any new member or members, or the happening of any other event which under the laws of the State of Texas and under like circumstances, would work a dissolution of a partnership.

3. PURPOSE. The purpose or purposes for which the association is organized shall be to perform those professional services that a doctor of medicine, duly licensed under the laws of the State of Texas, is authorized to render, and to engage in any lawful purposes or purposes that are conferred on professional associations and corporations under the laws of the State of Texas and that are necessary or proper in connection with the rendering of such professional services, including, but not limited to, the following:

(a) To purchase, lease, acquire, own, hold and operate, and to sell, mortgage, pledge, employ, dispose of, encumber or invest in real estate, mortgages, stocks, bonds, and tangible and intangible personal property as may be reasonably required in the conduct of its professional business and in connection with any other proper business activity in which it may be engaged;

(b) To enter into and make all necessary contracts for the conduct of its professional business with any person, partnership, association, corporation or other entity, and to perform, carry out, cancel and rescind those contracts;

(c) To borrow or raise money reasonably required in the conduct of its professional business and in connection with any proper business activity in which it may be engaged, and to execute and deliver any instrument that may be necessary to evidence the borrowing;

(d) To form and become a participant in any partnership, limited partnership, or joint venture with any other individuals, firms, corporations, or entities, to become a shareholder in any corporation for profit, and to become a member of any association, nonprofit corporation or other entity;

(e) To carry on any other business in connection with and incidental to any of the foregoing businesses, transactions, and dealings;

(f) To restrict the manner in which, and the persons to whom, its capital stock shall be issued or transferred and to enact regulations to carry these restrictions into effect; and

(g) To do everything necessary, proper, advisable, or convenient to accomplish the purposes, attain the objectives, or further the powers that are set forth in these Articles of Association and that are incidental to, pertaining to, or growing out of its professional business or that arise otherwise, and at all times to comply with the provisions of the Texas Professional Association Act, Article 1528f of the Revised Civil Statutes of the State of Texas as presently enacted and as may be amended or superseded by any other statute in the future.

4. CAPITALIZATION. The authorized shares of ownership of the association shall consist of one thousand (1,000) shares having no par value. The original stated value of the shares of ownership of the association may be changed from time to time by the board of directors. The board of directors shall determine the consideration to be received for each share of ownership in the association. The association will not commence business until it has received for its shares of ownership consideration in the value of $100 consisting of money, labor done, or property actually received.

5. RESTRICTIONS ON ISSUANCE AND TRANSFER. No share of ownership of the association shall be issued or transferred to any person who is not duly licensed to practice medicine in the State of Texas. The transfer of any share of ownership in the association shall be made in accordance with the requirements of the bylaws of the association.

6. DENIAL OF PREEMPTIVE RIGHTS. No member or other person shall have any preemptive right whatsoever.

7. VOTING RIGHTS. Each outstanding share of ownership in the association shall be entitled to one vote. To the extent permitted under the laws of the State of Texas, consent by vote or otherwise of the holders of a majority of the shares of ownership shall be sufficient to sustain any action to be taken by the members or any action which requires the vote or concurrence of the members.

8. NON-CUMULATIVE VOTING. Cumulative voting by the members of the association at any election for directors is expressly prohibited.

9. REGISTERED OFFICE AND AGENT. The street address of the association’s initial registered office is 350 North St. Paul Street, Suite 2900, Dallas, Texas 75201, and the name of its initial registered agent at such address is CT Corporation System.

10. ORIGINAL MEMBERS. The original member of the association is licensed to perform the type of professional service for which the association is formed. The name and address of the original member is:

Gilbert Drozdow

1613 North Harrison Parkway, Suite 200

Sunrise, Florida 33323

11. DIRECTORS. The number of directors constituting the initial board of directors is one (1). The number of directors may be increased or decreased from time to time by amendment to the bylaws of the association. The name and address of the person who is to serve as director or executive committee member until the first annual meeting of the members or until his successor is elected and qualified is:

Gilbert Drozdow

1613 North Harrison Parkway, Suite 200

Sunrise, Florida 33323

12. INTERESTED DIRECTORS, OFFICERS AND MEMBERS. No contract or transaction between the association and one or more of its directors, officers, or members, or between the association and any other corporation, partnership, association, or other organization in which one or more of its directors, officers, or members are directors or officers or have a financial interest, shall be void or voidable for this reason, solely because the director, officer or member is present at or participates in the meeting of the board of directors, a committee thereof, or members which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

(a) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorized the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(b) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the members entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the members; or

(c) the contract or transaction is fair as to the association as of the time it is authorized, approved, or ratified by the board of directors, a committee thereof, or the members.

Interested directors shall be counted in determining the presence of a quorum at a meeting of the board of directors, a committee thereof, or the members which authorized the contract or transaction.

13. BYLAWS. The initial bylaws shall be adopted by the board of directors. The power to alter, amend, or repeal the bylaws or adopt new bylaws is vested in the board of directors.

14. PROFESSIONAL SERVICES. The professional services of the association shall be rendered only through offices, employees, and agents who are duly licensed or otherwise legally authorized to practice medicine within the State of Texas. Professional services shall be rendered in each case by the officer, employee, or agent designated solely by this association, acting through its duly elected officers, and no officer, employee, or agent shall enter into any contract, written or verbal, for professional services with any patient in which the right to select the person by whom the services shall be rendered is delegated to the patient. This provision shall not be applicable to the extent it is in conflict with the law or the professiona1 rules of medical practice.

15. DISSOLUTION BY MEMBER PROHIBITED. No member of the association shall have the power to dissolve the association by his or her independent act or any kind.

16. AMENDMENT OF ARTICLES. These Articles of Association may be amended at any time upon the vote of a majority of the outstanding shares of ownership.

IN WITNESS WHEREOF, I have hereunto set my hand this 11th day of March, 2003.

/s/ Gilbert Drozdow, M.D.
Gilbert Drozdow, M.D.

CONSENT CERTIFICATE

Sheridan Healthcare of Texas, P.A., a Texas professional association, does hereby consent to the use of the corporate name “Sheridan Healthcare of North Texas, P.A.” by Gilbert Drozdow, in his capacity as initial sole member of Sheridan Healthcare of North Texas, P.A.; this consent being executed pursuant to Title l, Part 4, Chapter 79, Subchapter C, Rule §79.42 of the Texas Administrative Code.

WITNESS the following signature this 11th day of March, 2003.

SHERIDAN HEALTHCARE OF TEXAS, P.A.

By:	/s/ Gilbert Drozdow, President
Gilbert Drozdow, President

STATE OF FLORIDA	)
	)	SS:
COUNTY OF BROWARD	)

The foregoing consent certificate was acknowledged before me this 11th day of March, 2003, by Gilbert Drozdow, President of Sheridan Healthcare of Texas, P.A., for and on behalf of the corporation.

/s/ Anastasia L. Santarone
Anastasia L. Santarone, Notary Public

My Commission Expires:

Jan. 8, 2007

Office of Secretary of State Corporation Section P.O. Box 13697 Austin, TX 78711-3697 (Form 408)	Filed in the Office of the Secretary of State of Texas Filing #: 800182920 04/19/2010 Document #: 304390530691 Image Generated Electronically

STATEMENT OF CHANGE OF

ADDRESS OF REGISTERED AGENT

1.	The name of the entity represented is

SHERIDAN HEALTHCARE OF NORTH TEXAS, P.A

The entity’s filing number is 800182920

2.	The address at which the registered agent has maintained the registered office address for such entity is: (Please provide street address, city, state and zip code presently shown in the records of the Secretary of State.)

350 N. St. Paul St., Dallas, TX 75201

3.	The address at which the registered agent will hereafter maintain the registered office address for such entity is: (Please provide street address, city, state and zip code. The address must be in Texas.)

350 N. St. Paul St., Ste. 2900, Dallas, TX 75201-4234

4.	Notice of the change of address has been given to said entity in writing at least 10 business days prior to the submission of this filing.

Dated: 04/19/2010	CT Corporation System Name of Registered Agent Kenneth Uva, Vice President
Signature of Registered Agent

FILING OFFICE COPY